                     Exhibit 99.1

JLL Income Property Trust
Closes Senior Secured Real Estate Loan on
Charlotte Rental Community
Second investment in attractive private debt sector

Chicago (October 19, 2023) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $7 billion in portfolio equity and debt investments, announced today that it originated a $27 million senior, secured floating rate first mortgage loan on an institutional-quality residential community in suburban Charlotte, North Carolina.

The loan is secured by a newly constructed residential property that was built between 2022 and 2023. It has an initial three-year term, earns an interest rate of 3.25% above SOFR – the Secured Overnight Financing Rate – and is projected to deliver a yield of between 7 to 9%.

As previously announced, JLL Income Property Trust has diversified its traditional private equity holdings with private credit, while maintaining its disciplined core-focused real estate investment strategy. Driven by a market environment where traditional real estate debt sources are facing balance sheet and legacy portfolio challenges that have resulted in significantly curtailed lending, JLL Income Property Trust is capitalizing by issuing floating rate, senior secured real estate loans that complement and further diversify its multi-sector property portfolio while also potentially enhancing investment performance. Underwriting real estate credit through its disciplined research and strategy-led investment process is a core competency of JLL Income Property Trust’s advisor LaSalle Investment Management, which has originated more than $5 billion of real estate loans over 20-plus years of debt investing across multiple economic cycles.

“This investment provides JLL Income Property Trust with reliable cash flows, structural downside protection through a preferential senior position to the equity investment in the property, and added diversification to our portfolio of core equity and debt investments,” said Allan Swaringen, President, and CEO of JLL Income Property Trust. “Given the disruption in traditional real estate lending markets, we continue to see opportunities to make accretive loans on attractive core real estate that add value to our diversified portfolio. In this environment of higher interest rates, the economics of private credit are in favor of investors, and we intend to build a meaningful allocation of first mortgage loans to benefit our stockholders.”

The property is a 104-unit rental townhome community spread across 21 two-story residential buildings. The property is located approximately 15 miles northeast of downtown Charlotte. The Charlotte area has experienced dramatic population and job growth in recent years due in large part to its temperate weather and favorable business climate. Within a 15-mile radius of the Property are several of the region’s largest employers, including Atrium Health, Wells Fargo, Bank of America and Honeywell, among others. PWC and the Urban Land Institute named Charlotte the tenth best overall real estate prospect in their 2023 Emerging Trends in Real Estate report.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q2 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com